UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
Filed by the Registrant  ☑
Filed by a Party other than the Registrant  ☐
Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to § 240.14a-12
KODIAK GAS SERVICES, INC.
(Name of Registrant as Specified in its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check all boxes that apply):
☑	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

Notice of 2024 Annual Meeting of Shareholders

AGENDA
2024 ANNUAL MEETING OF SHAREHOLDERS TO BE HELD VIRTUALLY: www.proxydocs.com/KGS DATE AND TIME: May 1, 2024 9:30 AM Central Daylight Time
	1	Election of three nominees identified in the accompanying proxy statement to serve as Class I directors until the 2027 annual meeting and until their successors are duly elected and qualified;
	2	Ratify the appointment of BDO USA, P.C. as Kodiak Gas Services, Inc.’s independent registered public accounting firm for fiscal year 2024; and
	3	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.
Who may vote:

Shareholders of record at the close of business on March 4, 2024, will be entitled to notice of and to vote during the Annual Meeting and at any adjournments or postponements thereof.

How to attend:

To be admitted to the 2024 Annual Meeting, enter the voting control number found on your proxy card. You can find detailed instructions on pages 25-26 of this Proxy Statement.

The Woodlands, Texas
March 25, 2024

By Order of the Board of Directors

Kelly M. Battle
Executive Vice President, Chief Legal Officer,
Chief Compliance Officer and Corporate Secretary

VOTING METHODS AVAILABLE TO YOU
The Internet Visit the website shown on the proxy card (www.proxypush.com/KGS) and follow the instructions at that website at any time prior to 11:59 PM Eastern Daylight Time on April 30, 2024;

By Telephone
Within the United States (U.S.) or Canada, call the toll-free number shown on the proxy card and follow the instructions at any time prior to 11:59 PM Eastern Daylight Time on April 30, 2024;

By Mail
If you receive a paper copy of the proxy materials, complete, sign and date the proxy card and return the proxy card in the prepaid envelope. Your proxy card must be received by the Company before the voting polls close during the Annual Meeting; or

During the Meeting If you are a shareholder of record on the record date, you may vote in person, online during the Annual Meeting, or by proxy.

Beginning on or about April 1, 2024, the Company mailed the Notice of Annual Meeting of Shareholders, our Proxy Statement and form proxy card for the Annual Meeting and our Annual Report on Form 10-K for the year ended December 31, 2023. The Company’s Proxy Statement and 2023 Annual Report are available at www.proxydocs.com/KGS.

i

GENERAL INFORMATION
Our Business
Kodiak Gas Services, Inc. (“Kodiak”) is a leading operator of contract compression infrastructure in the United States. Our compression operations are critical to our customers’ ability to reliably produce and transport natural gas and oil to support growing global energy demand. We are a market leader in the Permian Basin, which is the largest producing natural gas and oil basin in the United States. We operate our large horsepower compression units under stable, fixed-revenue term contracts with blue-chip upstream and midstream customers.
In this Proxy Statement, we refer to Kodiak Gas Services, Inc. as “Kodiak”, the “Company”, “we”, or “us”.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE
Board of Directors
The Kodak board of directors (“Board”) currently consists of nine members. The number of members of the Kodiak Board will be determined from time to time by resolution of the Kodiak Board. The Kodiak Board is divided into three classes of directors, with each class as equal in number as possible, serving staggered three-year terms. Class I, Class II and Class III directors will serve until our annual meetings of shareholders in 2024, 2025 and 2026, respectively.
In evaluating director candidates, we assess whether a candidate possesses the integrity, judgment, knowledge, experience, skills and expertise that are likely to enhance the Board’s ability to manage and direct our affairs and business, including, when applicable, to enhance the ability of the committees of the Board to fulfill their duties.
The following table sets forth the director class, name, age as of March 25, 2024, and other information for each member of our Board:

Name	Age	Position	Director and/or Executive Officer Since	Current Board Term Expires	Expiration of Term for Which Nominated
Jon-Al Duplantier	56	Class I Director	06/28/23	2024	2027
Gretchen Holloway	49	Class I Director	06/28/23	2024	2027
Mickey McKee	46	Class I Director, President and Chief Executive Officer	06/28/23	2024	2027
Alex Darden	49	Class II Director	06/28/23	2025
Randall J. Hogan, III	68	Class II Director and Chairperson of the Board	06/28/23	2025
Margaret (“Peggy”) C. Montana	69	Class II Director	06/28/23	2025
Terry B. Bonno	66	Class III Director	06/28/23	2026
Christopher ("Chris") Drumgoole	48	Class III Director	06/28/23	2026
Nirav Shah	37	Class III Director	08/09/23	2026
Selection of Board Nominees / Director Criteria
The Board has overall responsibility for the selection of candidates for nomination or appointment to the Board. The Nominating, Governance & Sustainability Committee will recommend director candidates to the Board for nomination or appointment. The Board’s policy is to encourage selection of directors who will contribute to the Company’s overall corporate goals. The Board and the Nominating, Governance & Sustainability Committee will annually review the experience and characteristics appropriate for Board members and director candidates in light of the Board’s composition at the time, and the skills and expertise needed for effective operation of the Board and its committees.
The director criteria the Board considers, based on the recommendations of the Nominating, Governance & Sustainability Committee, will include:
Ethics
Directors should be persons of good reputation and character who conduct themselves in accordance with high personal and professional ethical standards, including the policies set forth in the Company’s Code of Business Conduct and Ethics.
Conflicts of Interest
Each director should not, by reason of any other position, activity or relationship, be subject to any conflict of interest that would impair the director’s ability to fulfill the responsibilities of a member of the Board.
Independence
The Board will consider whether directors and nominees will be considered independent under the standards of the NYSE, and the heightened independence standards for Audit Committees and Compensation Committees under the securities laws.
Business and Professional Activities
Directors should maintain a professional life, active enough to keep them in contact with the markets and/or the industry in which the Company is active. A significant position or title change will be seen as a reason to review a director’s membership on the Board.
Experience, Qualification And Skills
Directors should have the educational background, experience, qualifications and skills relevant for effective management and oversight of the Company’s management, which may include experience at senior executive levels in comparable companies, public service, professional service firms, or educational institutions.
Time / Participation
Directors should have the time and willingness to carry out their duties and responsibilities effectively, including time to study informational and background materials and to prepare for meetings. Directors should attempt to arrange their schedules to allow them to attend all scheduled Board and committee meetings. The Board will consider the participation of and contributions to the activities of the Board for any director recommended for renomination.
Board Evaluation
The Board will consider the results of the Annual Board Evaluation in its Board refreshment strategy.
Overboarding
Accepting a directorship with another company that the director did not hold when elected or appointed to the Board will be seen as a reason to review a director’s membership on the Board.
Diversity
The Board believes that diversity, including with respect to gender, race, ethnicity, tenure, skills and experience, brings a diversity of viewpoints to the Board that is important to the effectiveness of the Board’s oversight of the Company. The Nominating, Governance & Sustainability Committee, and any search firm that it engages, include women and minority candidates in the pool from which the Nominating, Governance & Sustainability Committee selects director candidates.

Tenure / Retirement
The Board does not believe that there should be a fixed term for directors but will consider each director’s tenure and the average tenure of the Board.
Shareholder Recommendations for Board Nominees
The Nominating, Governance & Sustainability Committee evaluates director candidates recommended by shareholders in the same way it evaluates candidates recommended by all other persons. Shareholders wishing to submit recommendations for director candidates for consideration by the Nominating, Governance & Sustainability Committee must provide the information specified in our Bylaws to the Company’s Corporate Secretary at Kodiak Gas Services, Inc., 9950 Woodloch Forest Dr., Suite 1900, The Woodlands, TX 77380 within the time period specified in our Bylaws.
Committees of the Board of Directors
The Kodiak Board has three standing committees: the Audit & Risk Committee, the Nominating, Governance & Sustainability Committee and the Personnel & Compensation Committee. Additionally, we may have such other committees as the Kodiak Board shall determine from time to time. Each of the standing committees of the Kodiak Board has the composition and responsibilities described below.
Audit & Risk Committee
The Audit & Risk Committee consists of Gretchen Holloway, Peggy Montana and Chris Drumgoole, each of whom is independent under SEC rules and NYSE listing standards. Gretchen Holloway serves as Chairperson of the Audit & Risk Committee. As required by the SEC rules and NYSE listing standards, the Audit & Risk Committee consists solely of independent directors. SEC rules also require that a public company disclose whether its audit committee has an “audit committee financial expert” as a member. We have determined that Gretchen Holloway satisfies the definition of “audit committee financial expert.” The Audit & Risk Committee oversees, reviews, acts on and reports on various auditing and accounting matters to the Kodiak Board, including the selection of our independent accountants, the scope of our annual audits, fees to be paid to the independent accountants, the performance of our independent accountants and our accounting practices. In addition, the Audit & Risk Committee oversees the principal risks associated with the Company’s business, as well as our compliance programs relating to legal and regulatory requirements. The Audit & Risk Committee Charter adopted by the Kodiak Board defines the committee’s primary duties in a manner consistent with the rules of the SEC and the listing standards of the NYSE.
Nominating, Governance & Sustainability Committee
The Nominating, Governance & Sustainability Committee consists of Jon-Al Duplantier, Alex Darden, Terry Bonno and Nirav Shah, each of whom is independent under NYSE listing standards. Jon-Al Duplantier serves as Chairperson of the Nominating, Governance & Sustainability Committee. The Nominating, Governance & Sustainability Committee identifies, evaluates and recommends qualified nominees to serve on the Kodiak Board, develops and oversees our internal corporate governance processes and the Company’s sustainability objectives. The Nominating, Governance & Sustainability Committee Charter adopted by the Kodiak Board defines the committee’s primary duties in a manner consistent with the rules of the SEC and the listing standards of the NYSE.
Personnel & Compensation Committee
The Personnel & Compensation Committee consists of Terry Bonno, Jon-Al Duplantier and Randall Hogan, each of whom is independent under SEC rules and NYSE listing standards. Terry Bonno serves as Chairperson of the Personnel & Compensation Committee. The Personnel & Compensation Committee establishes salaries, incentives and other forms of compensation for officers and other employees; administers our incentive compensation and benefit plans; and oversees the development, implementation and effectiveness of the Company’s human capital management practices, policies, strategies and goals. The Personnel & Compensation Committee Charter adopted by the Kodiak Board defines the committee’s primary duties in a manner consistent with the rules of the SEC and the listing standards of the NYSE.

Compensation Committee Interlocks and Insider Participation
None of our executive officers serve on the board of directors or compensation committee of a company that has an executive officer that serves on the Kodiak Board or Personnel & Compensation Committee. No member of the Kodiak Board is an executive officer of a company in which one of our executive officers serves as a member of the board of directors or compensation committee of that company.
Board and Committee Meetings
We became a public company upon the completion of our Initial Public Offering (“IPO”) in July 2023. Members of each committee are recommended by the Nominating, Governance & Sustainability Committee, except for members of the Nominating, Governance & Sustainability Committee which are recommended by the Chairperson of the Board. Committee members are elected by the Board at its first meeting following the annual meeting of shareholders to serve for one-year terms.
All of the current members of our committees are independent. Directors are expected to attend the annual meeting of shareholders and all or substantially all of the Board meetings and meetings of committees on which they serve. In 2023, each director attended at least 89% of the meetings of the Board and the total number of meetings held by any of the committees of the Board on which the director served during such director’s tenure. The following reflects the members of our current committees:

Director	Independent	Audit & Risk	Personnel & Compensation	Nominating, Governance & Sustainability
Randall J. Hogan, III	C		●
Terry Bonno	●		C	●
Alex Darden	●			●
Chris Drumgoole	●	●
Jon-Al Duplantier	●		●	C
Gretchen Holloway *	●	C
Mickey McKee
Peggy Montana	●	●
Nirav Shah	●			●
Number of 2023 Meetings	9	3	3	3
C Chairperson		● Member		* Financial Expert
Additionally, the rules of the New York Stock Exchange require that non-management directors of a listed company meet periodically in executive sessions and that independent directors meet in executive session at least once a year. The Company’s independent directors met separately in executive session nine times during 2023. Mr. Hogan presided over the executive sessions of independent directors.

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” EACH OF THE DIRECTOR NOMINEES
PROPOSAL 1 - Election of Class I Directors
Our Board recommends that the nominees below be elected as members of the Board at the Annual Meeting.

Name	Age	Position	Director and/or Executive Officer Since	Current Board Term Expires	Expiration of Term for Which Nominated
Jon-Al Duplantier	56	Class I Director	06/28/23	2024	2027
Gretchen Holloway	49	Class I Director	06/28/23	2024	2027
Robert (“Mickey”) McKee	46	Class I Director, President and Chief Executive Officer	06/28/23	2024	2027
The Board, acting on the recommendation of our Nominating, Governance & Sustainability Committee, has nominated the three individuals named above for election as Class I directors. Each nominee is currently a director.

Class I Director Nominees to Serve for a Three-Year Term Expiring at the 2027 Annual Meeting

Jon-Al Duplantier - Independent Director

Jon-Al Duplantier has served as a director on the Kodiak Board since June 2023 in conjunction with our IPO. Mr. Duplantier has been a member of the board of directors of Sitio Royalties Corp. since December 2022; of Stellar Bancorp, Inc. since October 2022; and, of AltaGas Ltd. since February 2021. Mr. Duplantier previously served as a member of the board of directors of Brigham Minerals, Inc. from February 2021 to December 2022 and of Allegiance Bancshares, Inc. from January 2021 to September 2022. Mr. Duplantier retired as President, Rental Tools and Well Services of Parker Drilling Company in July 2020 after serving in such capacity since April 2018. Prior to holding such position, Mr. Duplantier served as Senior Vice President, Chief Administrative Officer and General Counsel from April 2014 to March 2018, among other roles from September 2009 to April 2014. Parker Drilling Company filed for bankruptcy protection under Chapter 11 of the U.S. Bankruptcy Code in December 2018. Prior to joining Parker Drilling Company, Mr. Duplantier served in many senior legal, commercial and environmental roles at ConocoPhilips from August 2002 to September 2009, including Senior Counsel, Exploration and Production; Managing Counsel, Indonesia; and Managing Counsel, Environmental, among other positions. Mr. Duplantier began his career as a patent attorney with E.I. Du Pont de Nemours and Company. Mr. Duplantier received a Juris Doctor from Louisiana State University and a Bachelor of Science in Chemistry from Grambling State University.
We believe that Mr. Duplantier’s broad experience across commercial, governance and legal aspects of business, along with his professional and leadership experience qualify him to serve as a member of the Kodiak Board.

Gretchen Holloway - Independent Director

Gretchen Holloway has served as a director on the Kodiak Board since June 2023 in conjunction with our IPO. Ms. Holloway has been a member of the board of directors of the Women Thrive Advisory Board since September 2022. Ms. Holloway has also served on the Board of Trustees of the Children’s Hospital of Michigan Foundation since March 2024, and been a member of the finance committee since July 2015. Ms. Holloway has served as Senior Vice President and Chief Financial Officer of ITC Holdings Corp., an energy company which owns and operates high-voltage electricity transmission networks, since July 2017, and she previously served as Vice President, Interim Chief Financial Officer and Treasurer from October 2016 to July 2017; Vice President and Treasurer from November 2015 to October 2016; Vice President, Finance from May 2014 to November 2015; and, various senior and director-level roles from January 2004 to May 2014. In her current role, Ms. Holloway is responsible for the company’s accounting, internal audit, treasury, financial planning and analysis, management reporting, risk management and tax functions. Prior to joining ITC Holdings Corp., Ms. Holloway held various financial roles at CMS Energy Corp. from November 1999 to January 2004. She served as a director of Caribbean Utilities Company, Ltd. from May 2021 to May 2023 and of Inforum, a professional organization designed to accelerate careers for women and boost talent initiatives for companies in Michigan, from May 2019 to May 2023. Ms. Holloway began her career in public accounting at Arthur Andersen. Ms. Holloway received a Bachelor of Business Administration in Finance from Western Michigan University. In 2023, Ms. Holloway completed the Advanced Management Program at the University of Chicago Booth School of Business.
We believe that Ms. Holloway’s technical financial skills, business acumen and leadership experience qualify her to serve as a member of the Kodiak Board.

Robert (“Mickey”) McKee

Robert (“Mickey”) McKee formed the Kodiak group of companies and its predecessor in 2010, and he has served as its President since formation and Chief Executive Officer since 2019. Mr. McKee has also served as a director on the Kodiak Board since June, 2023 in conjunction with our IPO. Mr. McKee brings 19 years of experience to us with extensive background in natural gas compression operations. Prior to founding our predecessor, he was the Senior Vice President of Sales and Engineering for CDM Resource Management, LLC (“CDM”), a provider of contract natural gas compression operations, from 2003 to 2010. He also managed the Engineering and Fleet Management group, worked with vendors and OEM manufacturers, as well as managed the sales and marketing efforts of some of the highest growth areas at CDM, all the while building meaningful relationships with customers. Prior to that, Mr. McKee worked for two years in CDM’s Operations group researching and qualifying projects as well as installing compression equipment across Texas and Louisiana. He attributes much of his knowledge of the industry to his time working directly for the original founders of CDM Resource Management. He received a Bachelor’s Degree in Mechanical Engineering from Tulane University.
We believe that Mr. McKee’s experience and deep knowledge of our business qualify him to serve as a member of the Kodiak Board.

Class II Directors (Term Expiring in Fiscal Year 2025)

Alex Darden - Independent Director

Alex Darden has served as a director on the Kodiak Board or its subsidiaries since 2019. He serves as a member of the board of directors of both Madison Energy Investments and Cypress Creek Renewables, LLC. Mr. Darden is also President of EQT Partners Inc. and Head of EQT Infrastructure Advisory Team Americas. Prior to joining EQT Partners in 2008, Mr. Darden worked at GE Energy Financial Services where he made structured debt and equity investments in energy industry assets and companies. From 1998 to 2002, Mr. Darden held various positions within ABB Inc. He also previously was a member of the board of directors of Covanta Holding Corporation, Contanda Terminals LLC, Direct ChassisLink Inc., Peregrine Midstream Partners LLC, Synagro Technologies Inc, and Fenix Marine Services Ltd., and Dextr.Cloud Inc. Mr. Darden received a Bachelor of Science in Business from North Carolina State University.
We believe that Mr. Darden’s extensive leadership experience, skills and background qualify him to serve as a member of the Kodiak Board.

Randall J. Hogan, III - Independent Director

Randall Hogan has served as Chairperson of the Kodiak Board since June 2023 in conjunction with our IPO. Prior to the IPO he served as Chairperson of the board of directors of another Kodiak subsidiary since January 2019. Mr. Hogan has served as a director of nVent Electric plc since May 2018, including as Chairperson from May 2018 to May 2023, and a member of the board of directors of Medtronic plc since January 2015. Mr. Hogan has been an Advisor to EQT since 2018. Mr. Hogan retired in May 2018 after serving as Pentair plc’s Chief Executive Officer from 2001 to 2018 and as its Chairman of the board from 2002 to 2018. Prior to his role as Chief Executive Officer, Mr. Hogan held various leadership roles at Pentair plc including President and Chief Operating Officer from 1999 to December 2000, and Executive Vice President and President of the Electrical and Electronic Enclosures Group from 1998 to 1999. Prior to joining Pentair plc in 1998, Mr. Hogan served as President of United Technologies’ Carrier Transicold Division; Vice President and General Manager at the Pratt & Whitney Industrial Turbines; executive positions at General Electric; and Consultant at McKinsey & Company. From 2008 to 2016, Mr. Hogan was a member of the board of directors of the Federal Reserve Bank of Minneapolis, including as Chairperson from December 2013 to January 2016. Mr. Hogan received a Bachelor of Science in Civil and Environmental Engineering from the Massachusetts Institute of Technology and a Master of Business Administration from the University of Texas at Austin.
We believe that Mr. Hogan’s organizational leadership and board experience qualify him to serve as a member of the Kodiak Board.

Margaret (“Peggy”) Montana - Independent Director

Margaret (“Peggy”) Montana has served as a director on the Kodiak Board since June 2023 in conjunction with our IPO. Prior to the IPO she served as a member of the board of directors of another Kodiak subsidiary since February 2019 and a member of the board of directors of Gibson Energy since September 2020. Ms. Montana retired as Chief Executive Officer and President of Shell Midstream Partners G.P., LLC in June 2015, and served on its board of directors from June 2014 to March 2020. Ms. Montana served in many roles with Shell USA, Inc. from August 2004 to June 2015, including Executive Vice President, U.S. Pipelines and Special Projects and Executive Vice President, Supply and Distribution. Ms. Montana has served as Chair of the American Petroleum Institute Downstream Committee and led a study on Emergency Preparedness for the National Petroleum Council. Ms. Montana has also served on the board of the Houston YMCA since 2009 and the Board of Trustees for Missouri University of Science & Technology since April 2018. Previously, Ms. Montana also served on the boards of Contanda LLC from June 2017 to December 2019 and KMG Chemicals, Inc. from December 2017 to November 2018. Ms. Montana received a Bachelor’s Degree in Chemical Engineering from the University of Missouri-Rolla.
We believe that Ms. Montana’s energy industry and senior executive experience qualify her to serve as a member of the Kodiak Board.

Class III Directors (Terms Expiring in Fiscal Year 2026)

Terry Bonno - Independent Director

Terry Bonno has served as a director on the Kodiak Board since June 2023 in conjunction with our IPO. Prior to the IPO she served as a member of the board of directors of another Kodiak subsidiary since February 2019. Additionally, she serves on the DNOW Inc. (DNOW) board of directors and the audit committee since May 2014, and the environmental, social, governance and nominating committee since May 2022. From 2017 to the divesture to 3i Group plc in 2019, Ms. Bonno served as a board director of Tampnet Inc., an operator of offshore high-capacity communication networks. Ms. Bonno also served as a board director for several energy industry and charity boards. She has performed charity board service since 2014 to Spindletop Community Impact Partners. In 2017, Ms. Bonno was chosen as an industry expert to serve in an advisory capacity to the National Offshore Safety Advisory Committee for a three-year term ending in 2020. Ms. Bonno also served as Senior Vice President of Industry and Community Relations for Transocean Ltd. from 2017 until her retirement in October 2018. Before that, Ms. Bonno served as Senior Vice President of Marketing for Transocean Ltd. from 2011 to 2017 and as Vice President of Marketing from 2008 to 2011, with oversight of Transocean’s marketing in fourteen countries. Previously, Ms. Bonno served in various director and management roles at Transocean Ltd., leading the marketing and contracts efforts for West Africa and the Americas from 2001 until 2008. Ms. Bonno previously served in various director and management positions of increasing responsibility in accounting, corporate planning and marketing. Ms. Bonno received a Bachelor of Business Administration in Accounting from Stephen F. Austin State University, and she is a Certified Public Accountant.
We believe that Ms. Bonno’s public and private company board experience, extensive industry experience and expertise in business development qualify her to serve as a member of the Kodiak Board.

Christopher (“Chris”) Drumgoole - Independent Director

Christopher (“Chris”) Drumgoole has served as a director on the Kodiak Board since June 2023 in conjunction with our IPO. Mr. Drumgoole has been a member of the board of directors of ONUG, a forum for IT business leaders interested in open technologies, since January 2016 and of the Advisory Board of Florida International University’s College of Engineering & Computing since January 2011. Mr. Drumgoole has been a board observer of Infinia ML since April 2020. Mr. Drumgoole has served as Executive Vice President of DXC Technology Company since August 2021, and he previously served as Executive Vice President and Chief Operating Officer until April 2023. Before joining DXC Technology Company, Mr. Drumgoole served as Chief Information Officer from May 2018 to April 2020, and as Chief Technology Officer from April 2014 to April 2018 at General Electric Co. Prior to his roles at General Electric, Mr. Drumgoole was the Chief Operating Officer of the Terremark subsidiary of Verizon Enterprise Solutions from January 2012 to April 2014. He previously served on the board of directors and member of the audit committee of PetSmart, Inc. from November 2019 through October 2023. Mr. Drumgoole previously held other senior positions with Terremark Worldwide, Inc. from October 2008 to January 2012. Mr. Drumgoole received a Bachelor of Business Administration in Management Information Systems from Pace University.
We believe that Mr. Drumgoole’s executive leadership experience and technology strategy and management experience in complex technology environments qualify him to serve as a member of the Kodiak Board.

Nirav Shah - Independent Director

Nirav Shah has served as a director on the Kodiak Board since August 2023 and previously served as a member of the board of directors of another Kodiak subsidiary from 2021 until 2022. Mr. Shah has been employed by EQT Partners Inc. since 2014 where he manages existing portfolio investments and sources new investment opportunities. Mr. Shah was promoted to Partner in 2023. Prior to joining EQT Partners, Mr. Shah worked at AMP Capital Investors, an infrastructure private equity firm focusing on investments in the energy, transportation and telecommunications sectors. Mr. Shah received a Bachelor of Science in business administration from the University of Michigan.
We believe that Mr. Shah’s extensive investment experience in the energy and infrastructure space and expertise in business valuation, governance and financial management qualify him to serve as a member of the Kodiak Board.

Corporate Governance
Controlled Company Status
For purposes of the corporate governance rules of the NYSE, we are a “controlled company”. Controlled companies under those rules are companies of which more than 50% of the voting power for the election of directors is held by an individual, a group or another company. Frontier TopCo Partnership, L.P. (“Kodiak Holdings”) directly owns (and investment vehicles managed and/or operated by affiliates of EQT AB (publ), a Swedish public limited liability company (“EQT”) indirectly own) more than 50% of our voting power. Accordingly, we are eligible for, but do not currently rely on, certain exemptions from the corporate governance requirements of the NYSE. Specifically, as a “controlled company,” we would not be required to have (1) a majority of independent directors; (2) a nominating and corporate governance committee composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities; (3) a compensation committee composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities; or, (4) an annual performance evaluation of the nominating and governance and compensation committees. In the event we elect to rely on some or all of these exemptions in the future, you would not have the same protections afforded to shareholders of companies that are subject to all of the applicable corporate governance rules of the NYSE.
Prohibition on Hedging Transactions
The Company’s Insider Trading Policy prohibits directors, officers and employees from entering into any transaction designed to hedge or offset any decrease in the market value of our equity securities, including purchasing financial instruments (such as pre-paid variable forwards, equity swaps, collars and exchange funds), or otherwise trading in market options (such as puts or calls), warrants, or other derivative instruments of our equity securities. Any person wishing to enter into such an arrangement must first submit the proposed transaction for approval by the Chief Legal Officer.
Risk Oversight
The Kodiak Board is actively involved in oversight of risks that could affect us. This oversight function is conducted primarily through committees of the Kodiak Board, but the full Kodiak Board retains responsibility for general oversight of risks. The Audit & Risk Committee is charged with oversight of our system of internal controls and risks relating to financial reporting, legal, regulatory and accounting compliance. The Kodiak Board will continue to satisfy its oversight responsibility through full reports from the Audit & Risk Committee chair regarding the committee’s considerations and actions, as well as through regular reports directly from officers responsible for oversight of particular risks within our Company.
Code of Business Conduct and Ethics
The Code of Business Conduct and Ethics adopted by the Kodiak Board is applicable to our employees, directors and officers, in accordance with applicable United States federal securities laws and the corporate governance rules of the NYSE. Any waiver of this code may be made only by the Kodiak Board and will be promptly disclosed as required by applicable U.S. federal securities laws and the corporate governance rules of the NYSE.
Corporate Governance Guidelines
The Corporate Governance Guidelines were adopted by the Kodiak Board in accordance with the corporate governance rules of the NYSE and serves as a general framework to assist the Kodiak Board in carrying out its responsibility for the business and affairs of Kodiak that are to be managed by or are under the direction of the Kodiak Board.
Communication with the Company
Communication with our Board
Our Board and management believes strongly in the benefits of listening and communicating continually with a wide array of shareholders and stakeholders.
Shareholders or other interested parties may communicate with the entire Board or any individual member of the Board by writing to Randall J. Hogan, Chairperson, at the address provided below. All written inquiries will be immediately forwarded as directed. In addition, any concern or inquiry may be communicated to our Audit & Risk Committee or the Board by calling our Ethics Helpline at 1-844-989-1482 or by going to http://kodiakgas.ethicspoint.com.
Company Documents
We will provide to any shareholder or potential investor, free of charge, a copy of this Proxy Statement or Annual Report on Form 10-K for the year ended December 31, 2023. These documents are also available on our website at http://kodiakgas.com.
Company Contact
Information relating to our corporate governance, including our Corporate Governance Guidelines, Code of Business Conduct and Ethics, Committee Charters, information concerning our executive officers and members of our board of directors, and ways to communicate with us are available on our investor relations site at http://kodiakgas.com. We will provide any of the foregoing information without charge upon written request to our Corporate Secretary.
Kodiak’s Corporate Secretary and Investor Relations Departments can be contacted as follows:
By mail:
Kodiak Gas Services, Inc.
9950 Woodloch Forest Dr., Suite 1900
The Woodlands, TX 77380

Communication through our Ethics Helpline:
available by anonymous communication
by calling 1-844-989-1482 or http://kodiakgas.ethicspoint.com

By telephone: 1-936-539-3300

By email: ir@kodiakgas.com

EXECUTIVE OFFICERS OF KODIAK
Set forth below are the names, ages and positions of our executive officers as of March 25, 2024.

Name	Age	Position
Mickey McKee	46	President and Chief Executive Officer
John Griggs	52	Executive Vice President and Chief Financial Officer
Chad Lenamon	48	Executive Vice President and Chief Operations Officer
Kelly Battle	53	Executive Vice President, Chief Legal Officer, Chief Compliance Officer and Corporate Secretary
Cory Roclawski	44	Executive Vice President, Chief Human Resources Officer

Mickey McKee

Robert (“Mickey”) McKee formed the Kodiak group of companies and its predecessor in 2010, and he has served as its President since formation and Chief Executive Officer since 2019. Mr. McKee has also served as a director on the Kodiak Board since June, 2023 in conjunction with our IPO. Mr. McKee brings 19 years of experience to us with extensive background in natural gas compression operations. Prior to founding our predecessor, he was the Senior Vice President of Sales and Engineering for CDM Resource Management, LLC (“CDM”), a provider of contract natural gas compression operations, from 2003 to 2010. He also managed the Engineering and Fleet Management group, worked with vendors and OEM manufacturers, as well as managed the sales and marketing efforts of some of the highest growth areas at CDM, all the while building meaningful relationships with customers. Prior to that, Mr. McKee worked for two years in CDM’s Operations group researching and qualifying projects as well as installing compression equipment across Texas and Louisiana. He attributes much of his knowledge of the industry to his time working directly for the original founders of CDM Resource Management. He received a Bachelor’s Degree in Mechanical Engineering from Tulane University.

John Griggs

John Griggs has served as our Executive Vice President and Chief Financial Officer since January 2023. Prior to joining the Company, Mr. Griggs held Chief Financial Officer roles at Circulus Holdings, PBLLC, a leading plastics recycling company, from June 2021 to January 2023; Conquest Completion Services, LLC, a leading operator of high-capacity coiled tubing units for the natural gas and oil industry, from June 2018 to June 2021; and Rubicon Oilfield International, LLC, an oilfield products manufacturing company, from 2015 to June 2018. From 2011 through 2014, Mr. Griggs was a Managing Director at CSL Capital Management, an energy private equity firm. From 2005 through 2011, Mr. Griggs was a Senior Vice President for the direct capital arm of the D.E. Shaw Group where he focused on direct debt and equity investments in energy companies. Prior to 2005, Mr. Griggs served as an investment banker in the M&A department of Simmons & Company International, where he covered the oilfield service and midstream sectors. From 2017 to April 2021, Mr. Griggs was a board member and chairman of the audit committee of Nuverra Environmental Solutions, Inc. Mr. Griggs received a Master of Business Administration from the Harvard Business School and a Bachelor of Arts in Liberal Arts from the University of Texas at Austin.

Chad Lenamon

William (“Chad”) Lenamon has served as our Executive Vice President and Chief Operations Officer since January 2023 and has served as the Chief Operating Officer of Kodiak since October 2022. Previously, Mr. Lenamon served as Executive Vice President of Special Projects and Supply Chain of Kodiak Gas LLC (“Kodiak Services”) from October 2019 to October 2022. Prior to joining the Company, Mr. Lenamon spent over 25 years serving in various roles in operations, engineering, fleet management, and supply chain within the natural gas and oil compression industry, including President and Chief Operating Officer of Pegasus Optimization Managers, LLC from July 2017 until its acquisition by the Company in October 2019, and President and Chief Operating Officer of CDM Resource Management, LLC from 2010 to 2015.

Kelly Battle

Kelly Battle has served as our Executive Vice President, Chief Legal Officer, Chief Compliance Officer and Corporate Secretary since December 2022. Prior to joining the Company, Ms. Battle was the Vice President, General Counsel and Corporate Secretary at Exterran Corporation, a provider of oil and natural gas production, processing, treating, transportation, and produced water treatment solutions, where she worked for over 18 years in various roles. Prior to joining Exterran Corporation, Ms. Battle was an attorney with Vinson & Elkins from 2000 to 2004 and Clements, O’Neill, Pierce, Nickens, Wilson & Fulkerson from 1996 to 2000. She received her Juris Doctor as well as her Bachelor of Arts, Plan II from the University of Texas at Austin.

Cory Roclawski

Cory Roclawski has served as our Executive Vice President and Chief Human Resource Officer since January 2023 and has served as the Chief Human Resource Officer of Kodiak since February 2020. Ms. Roclawski has more than 20 years of experience in human resource leadership and in the midstream, upstream, and oil field services segments. Prior to joining the Company, Ms. Roclawski was the Vice President of Human Resources at Rubicon Oilfield International, LLC from May 2016 to February 2020, and Senior Human Resource Manager at Exterran Corporation from October 2012 to May 2016. She received a Master of Business Administration from Baldwin Wallace University and a Bachelor of Science in Business Administration in Labor Relations and Human Resource Management from Miami University.

EXECUTIVE COMPENSATION
We are currently considered an “emerging growth company” within the meaning of the Securities Act for purposes of the SEC’s executive compensation disclosure rules. Accordingly, we are required to provide a Summary Compensation Table and an Outstanding Equity Awards at Fiscal Year End Table, as well as limited narrative disclosures regarding executive compensation for our last completed fiscal year. Further, our reporting obligations extend only to the following “Named Executive Officers,” which are the individuals who served as our principal executive officer during the fiscal year ended December 31, 2023 (the “2023 Fiscal Year”) and our next two most highly compensated executive officers at the end of the 2023 Fiscal Year.

Name	Position
Mickey McKee	President and Chief Executive Officer
John Griggs	Executive Vice President and Chief Financial Officer
Chad Lenamon	Executive Vice President and Chief Operations Officer

Summary Compensation Table
The following table summarizes the compensation awarded to, earned by or paid to our Named Executive Officers for the 2023 Fiscal Year and the fiscal year ended December 31, 2022 (the “2022 Fiscal Year”).

Name and Principal Position as of December 31, 2023	Year	Salary ($) (1)	Bonus ($) (2)	Stock Awards ($) (3)	Option Awards ($) (4)	Non-Equity Incentive Plan Compensation ($) (5)	All Other Compensation ($) (6)	Total ($)
Mickey McKee	2023	697,692	—	3,111,375	—	1,008,000	65,701	4,882,768
President and Chief Executive Officer	2022	650,635	150,000	—	111,250	685,819	36,753	1,634,457
John Griggs (7)	2023	425,000	75,000	1,033,413	—	660,000	39,742	2,233,155
Executive Vice President and	2022	—	—	—	—	—	—	—
Chief Financial Officer
Chad Lenamon	2023	396,862	—	829,700	—	660,000	48,973	1,935,535
Executive Vice President and	2022	341,662	150,000	—	111,250	271,143	39,900	913,955
Chief Operations Officer
(1)Amounts in this column reflect the base salary earned by each Named Executive Officer in each of the 2023 Fiscal Year and 2022 Fiscal Year.
(2)Amounts in this column reflect discretionary one-time bonuses earned by each Named Executive Officer in each of the 2023 Fiscal Year and 2022 Fiscal Year.
(3)Amounts reported in this column represent the grant date fair value of restricted stock unit awards and performance stock unit awards granted to our Named Executive Officers pursuant to the Omnibus Plan (as defined below) on July 3, 2023. The amounts shown in this column were computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standard Codification (“ASC”) Topic 718. See Note 12 (“Stockholders’ Equity—Class B and C Profits Interests”) to Kodiak’s annual financial statements for details. The value of the performance stock units reported in the Stock Awards column is based on the probable outcome of the performance conditions (at the award date) in accordance with ASC Topic 718 assuming no forfeitures. For performance stock units awarded in 2023, the values assuming the highest level of performance conditions will be achieved are: $3,600,000 for Mr. McKee, $1,080,000 for Mr. Griggs, and $960,000 for Mr. Lenamon. These amounts do not necessarily correspond to the actual value that will be realized by our Named Executive Officers.
(4)Amounts reported in this column reflect the aggregate grant date fair value, computed in accordance with FASB ASC Topic 718, of Class B Units of Kodiak Holdings granted to each Named Executive Officer during the 2022 Fiscal Year. In connection with the consummation of the IPO, each Class B Unit granted to Named Executive Officers of Kodiak Holdings was exchanged on a one-for-one basis for Class B Units of Frontier Upper Tier Partnership, LP, an affiliate of EQT (“Frontier Holdings”). The Class B Units represent membership interests in Frontier Holdings that are intended to constitute profits interests for federal income tax purposes. Despite the fact that the Class B Units do not require the payment of an exercise price, they are most similar economically to stock options. Accordingly, they are classified as “options” under the definition provided in Item 402(a)(6)(i) of Regulation S-K as an instrument with an “option-like feature.” See Note 12 (“Stockholders’ Equity—Class B and C Profits Interests”) to Kodiak’s annual financial statements for details.
(5)The Company maintains long-term and short-term cash-based incentive compensation plans with a one-year performance period. In December 2023, Messrs. Griggs and Lenamon elected to receive restricted stock units in lieu of cash payments under the Company’s Cash LTIP (as defined below). The amounts set forth in this filing for each Named Executive Officer are broken down as follows: (i) for Mr. McKee, $1,008,000 (all under the Company’s STIP (as defined below)); (ii) for Mr. Griggs, $660,000 ($150,000 of which was earned under the Company’s Cash LTIP (as defined below) and $510,000 of which was earned under the Company’s STIP); and (iii) for Mr. Lenamon, $660,000 ($180,000 of which was earned under the Company’s Cash LTIP and $480,000 of which was earned under the Company’s STIP). Please see the “Narrative Disclosure to Summary Compensation Table” below for more details regarding the Company’s long-term and short-term cash-based incentive compensation plans.
(6)Amounts in this column reflect truck allowances, dividend payments, individual disability insurance premiums, relocation, group term life insurance premiums, and 401(k) plan employer matching contributions.
(7)Mr. Griggs has served as the Company’s Executive Vice President and Chief Financial Officer since January 2023.
Narrative Disclosure to Summary Compensation Table
Base Salary
Messrs. McKee, and Lenamon’s annualized base salaries in 2023 initially were $660,000 and $345,600, respectively, and then increased to $700,000 and $400,000, respectively, later in 2023. Mr. Griggs’s annualized base salary in 2023 was $425,000.
Long-Term and Short-Term Cash Incentive Compensation
In 2023, our Named Executive Officers were eligible for discretionary bonuses under our long-term and short-term cash-based incentive compensation plan. Under our long-term cash-based incentive compensation plan (the “Cash LTIP”), participants earned annual cash awards that are payable in ratable installments over a four-year period based on the achievement of individual performance metrics. Under our short-term cash-based incentive compensation plan (the “STIP”), participants earned annual cash awards that were payable based on the achievement of personal, financial and safety target metrics (calculated on an annual basis as the product of (i) individual earnings, multiplied by (ii) the individual target, multiplied by (iii) a set payout factor). Under our Cash LTIP and STIP, our Named Executive Officers participated as follows: (a) Mr. McKee did not participate in the Cash LTIP during the 2023 calendar year, but did earn a discretionary bonus under the STIP with a 120% annual target; (b) Mr. Griggs participated in the Cash LTIP and earned a discretionary bonus under the STIP with a 100% annual target; and (c) Mr. Lenamon participated in the Cash LTIP and earned a discretionary bonus under the STIP with a 100% annual target, in each case, with actual STIP amounts to be calculated based on the achievement of personal, financial and safety metrics.
In 2023, our Named Executive Officers were eligible to participate in our Cash LTIP, which provided for cash payments of long-term incentive awards as they vested based on achievement of stated individual performance objectives over the four-year period following the date of grant. Messrs. Griggs and Lenamon both received awards pursuant to the Cash LTIP on January 1, 2023. In December 2023, Messrs. Griggs and Lenamon both elected to receive a grant of restricted stock units that vest over a three-year period in lieu of cash payments that vest over a four-year period. One-third of the restricted stock units vested on January 5, 2024, with the remaining restricted stock units vesting in equal annual installments in January of each of 2025 and 2026, subject to such Named Executive Officer’s continued employment through each applicable vesting date.
Long-Term Equity Incentive Compensation
Class B Units in Kodiak Holdings
We historically offered long-term equity incentives to our Named Executive Officers through grants of Class B Units in Kodiak Holdings. In connection with the consummation of the IPO, each Class B Unit granted to Named Executive Officers of Kodiak Holdings was exchanged on a one-for-one basis for Class B Units of Frontier Holdings on the same terms and conditions, and as a continuation of, such officer’s Class B Units in Kodiak Holdings. These Class B Unit awards are subject to time- and performance-based vesting requirements, and certain of the Class B Units are entitled to priority catch-up distributions. The Class B Units that are subject to time-vesting are subject to accelerated vesting upon certain change in control events and are subject to potential continued vesting upon the occurrence of certain terminations of employment.
2023 Omnibus Incentive Plan
In connection with the consummation of the IPO, our Board adopted an omnibus incentive plan (the “Omnibus Plan”) in which our Named Executive Officers, employees, consultants and directors are eligible to participate. The Omnibus Plan provides for the grant of stock options, stock appreciation rights, restricted stock, restricted stock units, stock awards, dividend equivalents, other stock-based awards, cash awards and substitute awards intended to align the interests of service providers, including our Named Executive Officers, with those of our shareholders.
In connection with the consummation of the IPO, we granted awards under the Omnibus Plan. The awards granted to our Named Executive Officers were comprised (i) 40% of restricted stock units and (ii) 60% of performance stock units. The restricted stock units vest ratably on each of the first three anniversaries of the date of grant, subject to such Named Executive Officer’s continued employment through the applicable vesting date. The performance stock units vest based 30% on achievement of each of discretionary cash flow, consolidated net leverage ratio and absolute total shareholder return and 10% on achievement of the Company’s ESG scorecard, in each case, during a three-year performance period and subject to the Named Executive Officer’s continued employment through the applicable vesting date.
Additional Narrative Disclosure
Truck Allowances
We maintain a program whereby all employees of the Company are eligible for a monthly truck allowance, including fuel. Each of our Named Executive Officers was eligible for an annual truck allowance equal to $17,400.

Retirement Benefits
We do not have a defined benefit pension plan or nonqualified deferred compensation plan. We currently maintain a retirement plan intended to provide benefits under Section 401(k) of the Code, pursuant to which employees, including the Named Executive Officers, can make voluntary pre-tax contributions. We match 100% of elective deferrals up to 6% of elective deferrals for all participants. These matching contributions are immediately vested. All contributions under the plan are subject to certain annual dollar limitations, which are periodically adjusted for changes in the cost of living.
Disability Insurance
We also maintain an additional disability insurance plan for certain key leadership employees whereby the Company pays 100% of the premiums.
Potential Payments Upon Termination or Change in Control
Class B Units
A Named Executive Officer’s outstanding time-vesting Class B Units in Frontier Holdings will become 100% vested upon a “Change of Control” of Frontier Holdings, which is generally the sale of (i) Frontier Holdings’ equity securities pursuant to which an independent third party or parties acquires a majority of the equity securities by vote or value or (ii) all or substantially all of Frontier Holding’s assets on a consolidated basis. Additionally, if a Class B Unit holder’s employment is terminated by Frontier Holdings or one of its subsidiaries without “Cause,” due to the Class B Unit holder’s death or disability or due to the Class B Unit holder’s resignation for “Good Reason,” then, in each case: (a) the time-vesting Class B Units that were scheduled to vest on the next time-vesting date will immediately become vested; (b) the time-vesting Class B Units that remain unvested will remain eligible to fully vest on a change of control that occurs within the nine-month period following such termination (provided that, if a definitive agreement that, if consummated, would result in a change of control is entered into before such nine-month tail period is concluded, then the unvested time-vesting Class B Units will remain eligible to vest on the consummation of such transaction, even if such transaction occurs beyond the nine-month tail period); (c) if such termination occurs within the one-year period following a corporate transaction (which includes any merger, reverse merger or similar corporate transaction that does not constitute a Change of Control), then all unvested time-vesting Class B Units will immediately become vested; and (d) the performance-vesting Class B Units will remain eligible to vest for nine months following such termination.
Restricted Stock Units
In the event a Change in Control (as defined in the Omnibus Plan) is consummated and the restricted stock units are not assumed by the surviving entity in connection with such Change in Control, any unvested portion of the restricted stock units that is outstanding as of immediately prior to the consummation of the Change in Control will automatically vest prior to the Change in Control. Additionally, upon termination of the Named Executive Officer due to death, Disability (as defined in the Omnibus Plan), or upon a Qualifying Termination (as defined in the Executive Severance Plan (as defined below)), any unvested portion of the restricted stock units as of immediately prior to the Named Executive Officer’s termination of service will automatically vest upon such termination of service.
Performance Stock Units
In the event a Named Executive Officer’s termination of service occurs as a result of (i) death, (ii) Disability (as defined in the Omnibus Plan) or (iii) a Qualifying Termination (as defined in the Executive Severance Plan) outside of a Change in Control Protection Period (as defined in the Executive Severance Plan), a pro-rated portion of the outstanding and unvested performance restricted stock units shall immediately vest at the target level of performance.
In the event a Named Executive Officer’s termination of service as a result of a Qualifying Termination during a Change in Control Protection Period, or to the extent the performance stock units are not assumed by the surviving entity in connection with such Change in Control, all outstanding performance stock units will immediately become vested as of such Change in Control, with performance being deemed achieved at the greater of target or actual performance.

Executive Severance Plan
In connection with the IPO, we assumed sponsorship of the Executive Severance Plan of Kodiak Gas Services, Inc. (the “Executive Severance Plan”) previously adopted and approved by Kodiak Gas Services, LLC for Eligible Executives (as defined in the Executive Severance Plan) who are eligible for severance benefits under another individual agreement with the company group, the Executive Severance Plan supersedes all prior agreements, practices, policies, procedures and plans relating to severance benefits.
Upon the termination of an Eligible Executive’s employment due to a Qualifying Termination (as defined in the Executive Severance Plan) that occurs outside of a Change in Control Protection Period, such Eligible Executive is entitled to receive the following severance benefits, payable in a lump sum within 60 days after such Eligible Executive’s Date of Termination (as defined in the Executive Severance Plan): (i) a cash severance payment equal to the product of (A) such Eligible Executive’s Base Salary (as defined in the Executive Severance Plan) and (B) the Applicable Multiple (as defined below); (ii) a pro-rated portion of such Eligible Executive’s Target Annual Bonus (as defined in the Executive Severance Plan), multiplied by a fraction (A) the numerator of which equals the number of calendar days that such Eligible Executive was employed by a member of the Company Group during the calendar year that includes the Date of Termination and (B) the denominator of which equals 365 or 366, as applicable, (the “Pro-Rata Bonus”); and, (iii) a cash payment equal to the product of (A) the annual cost to continue coverage for such Eligible Executive’s group health plan, dental and vision coverage (including coverage for such Eligible Executive’s spouse and eligible dependents), determined under the Company’s group health plans as in effect immediately prior to such Eligible Executive’s Date of Termination and (B) the Applicable Multiple (the “Health Continuation Payment”). For purposes of the Executive Severance Plan, the “Applicable Multiple” means (i) three, for Tier 1 Executives; (ii) two, for Tier 2 Executives; and, (iii) one, for Tier 3 Executives (each as defined in the Executive Severance Plan).
Upon the termination of an Eligible Executive’s employment due to a Qualifying Termination that occurs during a Change of Control Protection Period and so long as such Eligible Executive satisfies the conditions to payment of severance benefits described below, such Eligible Executive shall be entitled to receive the following severance benefits, payable in a lump sum within 60 days after such eligible executive’s Date of Termination: (i) a cash severance payment equal to the product of (A) the sum of such Eligible Executive’s Base Salary and Target Annual Bonus and (B) the Applicable Multiple; (ii) the Pro-Rata Bonus; and, (iii) the Health Continuation Payment.
For purposes of the Executive Severance Plan, Mr. McKee is a Tier 1 Executive and Messrs. Griggs and Lenamon are Tier 2 Executives.
Payment of the severance benefits under the Executive Severance Plan to an Eligible Executive is subject to the Eligible Executive’s (i) execution and non-revocation of a general release of claims in favor of the Company and (ii) continued compliance with the terms of the Executive Severance Plan, including, but not limited to, the restrictive covenants obligations under the Executive Severance Plan.

Outstanding Equity Awards at Fiscal Year End
The following table reflects information regarding outstanding equity-based awards held by our Named Executive Officers as of December 31, 2023.

Name	Grant Date	Option Awards (1)						Stock Awards
		Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exer- cise Price ($)	Option Expir- ation Date	Number of shares or units of stock that have not vested (#)		Market value of shares or units of stock that have not vested ($) (2)	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested (#)		Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested (#) (2)
Mickey McKee	02/15/21	4,704.6	(3)	18,818.3	(4)	N/A	N/A	—		—	—		—
	08/15/22	50.0	(5)	200.0	(6)	N/A	N/A	—		—	—		—
	07/03/23	—		—		N/A	N/A	75,000	(11)	1,506,000	112,500	(12)	2,259,000
John Griggs	07/03/23	—		—		N/A	N/A	28,750	(11)	577,300	33,750	(12)	677,700
	12/08/23	—		—		N/A	N/A	8,175	(13)	164,154	—		—
Chad Lenamon	02/15/21	122.2	(7)	488.8	(8)	N/A	N/A	—		—	—		—
	08/15/22	50.0	(9)	200.0	(10)	N/A	N/A	—		—	—		—
	07/03/23	—		—		N/A	N/A	20,000	(11)	401,600	30,000	(12)	602,400
	12/08/23	—		—		N/A	N/A	6,540	(13)	131,323	—		—
(1)All awards in this table (rounded to the nearest tenth) consist of Class B Units representing membership interests in Kodiak Holdings that are intended to constitute profits interests for federal income tax purposes. Despite the fact that the Class B Units do not require the payment of an exercise price, they are most similar economically to stock options. 25% of each Class B Unit award is subject to time-vesting and the remaining 75% is subject to performance-vesting. The time-vesting Class B Units vest over a five-year period, with 20% of the time-vesting Class B Units vesting on the first anniversary of the specified vesting commencement date, and the remaining 80% vesting in equal installments on each anniversary thereafter, with such time-vesting Class B Units accelerating and becoming fully vested on the occurrence of a change of control, subject (in each case) to the Class B Unit holder’s continuous service with us through the applicable vesting date. The performance-vesting Class B Units vest based on the achievement of certain investor return metrics, subject to the Class B Unit holder’s continuous service with us through the applicable vesting date. See the “Potential Payments Upon Termination or Change in Control” section above for a summary of the treatment of the time-vesting Class B Units on certain sale events.
(2)The amounts in this column were calculated based on $20.08, the closing price of our common stock on the New York Stock Exchange on December 31, 2023.
(3)2,352.2 of these Class B Units were vested as of the February 15, 2021 grant date, and 1,176.1 of these Class B Units vested on February 8th of each of 2022 and 2023.
(4)1,176.1 of these Class B Units vested on February 8, 2024. Additionally, 17,642.2 of these Class B Units remain eligible to performance-vest.
(5)37.5 of these Class B Units were vested as of the August 15, 2022 grant date and 12.5 of these Class B Units vested on February 8, 2023.
(6)12.5 of these Class B Units vested on February 8, 2024. Additionally, 187.5 of these Class B Units remain eligible to performance-vest.
(7)30.5 of these Class B Units were vested as of the February 15, 2021 grant date, and 30.5 of these Class B Units vested on October 24th of each of 2021, 2022 and 2023.
(8)30.5 of these Class B Units will vest on October 24, 2024. Additionally, 458.2 of these Class B Units remain eligible to performance-vest.
(9)25 of these Class B Units were vested as of the August 15, 2022 grant date, and 12.5 of these Class B Units vested on October 24th of each of 2022 and 2023.
(10)12.5 of these Class B Units will vest on October 24, 2024. Additionally, 187.5 of these Class B Units remain eligible to performance-vest.
(11)Represents restricted stock units that will vest one-third on July 3 of each of 2024, 2025 and 2026, subject to the Named Executive Officer’s continued employment through each applicable vesting date.
(12)Represents an award of performance stock units assuming target performance that vest based on achievement of a combination of discretionary cash flow, consolidated net leverage ratio, absolute total shareholder return and ESG scorecard during the three-year performance period commencing as of June 28, 2023 and ending December 31, 2025, subject to such Named Executive Officer’s continued employment through the relevant certification date. The target amount reported in this column assumes that performance with respect to each of discretionary cash flow, consolidated net leverage ratio and absolute total shareholder return is achieved at 100% and that the ESG scorecard metric has been met. As of December 31, 2023, all performance stock units remained unvested.

(13)Represents restricted stock units that vest over a three-year period in lieu of cash payments under the Cash LTIP that vest over a four-year period. One-third of the restricted stock units vested on January 5, 2024, with the remaining restricted stock units vesting in equal annual installments in January of each of 2025 and 2026, subject to such Named Executive Officer’s continued employment through each applicable vesting date.
DIRECTOR COMPENSATION
The Board has adopted a compensation program for our non-employee directors (the “Director Compensation Policy”). The Director Compensation Policy became effective as of July 3, 2023. Pursuant to the Director Compensation Policy, each member of the Board who is not our employee will receive the following cash compensation for board services, as applicable:
•$80,000 per year for service as a board member;
•$50,000 per year for service as the non-executive chairperson; and
•$20,000 per year for service as chairperson of the Audit & Risk Committee, $15,000 per year for service as chairperson of our Personnel & Compensation Committee and $15,000 per year for service as chairperson of the Nominating, Governance & Sustainability Committee.
In addition, pursuant to the Director Compensation Policy, on the date of each annual meeting, each individual who serves as a non-employee director as of such date and will continue to serve as a non-employee director immediately following such date will receive grants of restricted stock units with a grant date value equal to approximately $150,000. The restricted stock units will vest on the earlier of (i) the day immediately preceding the date of the first annual meeting following the date of grant and (ii) the first anniversary of the date of grant, in each case, subject to such director’s continuing service on the Board through such dates of vesting. All of a non-employee director’s outstanding restricted stock units shall vest in full immediately prior to the occurrence of a Change in Control (as defined in the Omnibus Plan). Our Director Compensation Policy provides that the equity award shall be granted under and shall be subject to the terms and provisions of our Omnibus Plan and shall be granted subject to the execution and delivery of award agreements.
Director Compensation Table
The following table summarizes the compensation awarded or paid to certain non-employee members of our board of directors for the fiscal year ended December 31, 2023. For summary information on the provision of the plans and programs, refer to the “Director Compensation” discussion immediately preceding this table.

Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($) (2)	All Other Compensation ($) (3)	Total ($)
Randall J. Hogan, III	165,000	150,000	3,563	318,563
Margaret (“Peggy”) C. Montana	75,000	150,000	3,563	228,563
Gretchen Holloway	50,000	150,000	3,563	203,563
Jon-Al Duplantier	47,500	150,000	3,563	201,063
Christopher ("Chris") Drumgoole	40,000	150,000	3,563	193,563
Terry B. Bonno	82,500	150,000	3,563	236,063
Alex Darden	—	—	—	—
Nirav Shah	—	—	—	—
Teresa Mattamouros (4)	—	—	—	—
(1)Represents fees earned by or paid to our non-employee directors for services during calendar year 2023, including, prior to the IPO, for service on boards of our subsidiaries.
(2)On July 3, 2023, each of our non-employee directors received an award of 9,375 restricted stock units. The amounts reflected in this column represent the grant date fair value of the restricted stock units granted to each of our non-employee directors pursuant to the Omnibus Plan, as computed in accordance with FASB ASC Topic 718. See Note 12 (“Stockholders’ Equity—2023 Omnibus Incentive Plan”) to Kodiak’s financial statements as of and for the three months ended September 30, 2023 for details.
(3)Represents dividend equivalent payments on unvested restricted stock units.
(4)Ms. Mattamouros resigned from the Board effective as of August 7, 2023.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
The descriptions set forth below are qualified in their entirety by reference to the applicable agreements.
Kodiak Holdings
Stockholders’ Agreement
In connection with the consummation of the Kodiak IPO, Kodiak entered into a stockholders’ agreement with Kodiak Holdings, dated as of July 3, 2023 (the “Kodiak Stockholders’ Agreement”), that provides Kodiak Holdings and its affiliates who hold shares of Kodiak Common Stock certain rights to designate nominees for election to the Kodiak Board. The Kodiak Stockholders’ Agreement provides that, subject to compliance with applicable law and stock exchange rules, for so long as Kodiak Holdings and its affiliates beneficially own at least 35% of the shares of Kodiak Common Stock then outstanding, Kodiak Holdings is entitled to designate two directors to the Kodiak Board; and for so long as Kodiak Holdings and its affiliates beneficially own at least 10% of the shares of Kodiak Common Stock then outstanding, Kodiak Holdings is entitled to designate at least one director. For so long as Kodiak Holdings has the right to designate directors to the Kodiak Board, it will also have the right to appoint the same number of board observers, who are entitled to attend all meetings of the Kodiak Board in a non-voting, observer capacity. Alex Darden and Nirav Shah currently occupy the directorships pursuant to which Kodiak Holdings has nomination rights under the Kodiak Stockholder’s Agreement.
For so long as Kodiak Holdings beneficially owns at least 35% of the shares of Kodiak Common Stock then outstanding, Kodiak may not, without the approval of Kodiak Holdings, take any of the following actions:
•change the size of the Kodiak Board;
•amend, restate, modify or waive the Kodiak Charter or Kodiak Bylaws;
•enter into voluntary liquidation or dissolution, commence bankruptcy or insolvency proceedings, adopt a plan with respect to any of the foregoing or decide not to oppose any similar proceeding commenced by a third party;
•consummate a transaction that would result in a change of control of Kodiak or a sale of all or substantially all of Kodiak’s assets;
•incur debt for borrowed money (or liens securing such debt) in excess of $50 million, including incremental incurrences under existing debt facilities;
•authorize, create (by way of reclassification, merger, consolidation or otherwise) or issue in excess of $25 million of any equity securities of any kind (other than pursuant to any equity compensation plan approved by the compensation committee or intracompany issuances among Kodiak and its subsidiaries), including any designation of the rights (including special voting rights) of one or more classes of preferred stock;
•modify its dividend policy; and
•sell, transfer or otherwise dispose of its assets not in the ordinary course of business in a transaction or series of transactions with a fair market value in excess of $100 million.
As a result of the consummation of the Kodiak IPO, Kodiak and its subsidiaries’ remaining obligations under that certain Amended and Restated Credit Agreement, dated as of May 19, 2022, as amended by that certain First Amendment, dated March 31, 2023, among Kodiak Gas Services, LLC, Frontier Intermediate Holding, LLC, the administrative agent, and the lenders party thereto were assumed by Kodiak Holdings (and which were further assumed by a parent entity of Kodiak Holdings)(as amended, restated or supplemented, the “Kodiak Holdings Term Loan”), and Kodiak’s obligations thereunder were terminated. In connection with the closing of the Kodiak IPO, Kodiak Holdings pledged the shares it owns in Kodiak as collateral under the Kodiak Holdings Term Loan. EQT is subject to contractual restrictions that may affect Kodiak Holdings’ exercise of its rights to approve corporate actions under the Kodiak Stockholders’ Agreement. Pursuant to the Kodiak Holdings Term Loan, EQT is limited from taking or causing its subsidiaries from approving or taking certain actions without the consent of the lenders thereunder, including amending organizational documents, authorizing equity issuances in excess of certain thresholds, incurring indebtedness for borrowed money (other than indebtedness under the Kodiak ABL Facility, certain working capital and ordinary course financings, and indebtedness otherwise permitted by the Kodiak ABL Facility (other than certain unsecured debt)), materially modifying Kodiak’s dividend policy, entering into certain affiliate transactions or entering into a voluntary liquidation or the commencement of bankruptcy proceedings.
The lenders under the Kodiak Holdings Term Loan have different interests than Kodiak’s stockholders and may exercise these consent rights in ways that are adverse to the interests of Kodiak’s stockholders.
The Kodiak Stockholders’ Agreement will terminate upon the earliest to occur of (a) the date on which Kodiak Holdings and its affiliates are no longer entitled to designate a director to the Kodiak Board and (b) the written notice of Kodiak Holdings to Kodiak requesting such termination.
Registration Rights Agreement
In connection with the consummation of the Kodiak IPO, Kodiak entered into a registration rights agreement with Kodiak Holdings granting it registration rights (the “Registration Rights Agreement”). Under the Registration Rights Agreement, Kodiak agreed to register the sale of shares of Kodiak Common Stock held by Kodiak Holdings under certain circumstances, and to provide such shareholders with certain customary underwritten offering, block trade and piggyback rights.
Lease Agreement
Since January 1, 2023, Kodiak paid $138,000 to Canyon Ridge Ranch, LLC, a Texas limited liability company (“Canyon Ridge”), in exchange for the right to use real property located at 865 Metz Road, Goliad, Texas 77963 for recreational purposes. Chad Lenamon, Kodiak’s current Executive Vice President and Chief Operations Officer, and a member of his family hold a 100% interest in the profits and losses of Canyon Ridge.
Procedures for Approval of Related Party Transactions
A “Related Party Transaction” is a transaction, arrangement or relationship in which Kodiak or any its subsidiaries was, is or will be a participant, the amount of which involved exceeds $120,000, and in which any related person had, has or will have a direct or indirect material interest. A “Related Person” means:
•any person who is, or at any time during the applicable period was, one of Kodiak’s executive officers or one of its directors;
•any person who is known by Kodiak to be the beneficial owner of more than 5.0% of Kodiak Common Stock;
•any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law of a director, executive officer or a beneficial owner of more than 5.0% of Kodiak Common Stock, and any person (other than a tenant or employee) sharing the household of such director, executive officer or beneficial owner of more than 5.0% of Kodiak Common Stock; and
•any firm, corporation or other entity in which any of the foregoing persons is a partner or principal or in a similar position or in which such person has a 10.0% or greater beneficial ownership interest.
The Kodiak Board adopted a written related party transactions policy in connection with the consummation of the Kodiak IPO. Pursuant to this policy, the Audit & Risk Committee reviews all material facts of each proposed Related Party Transaction and either approves or disapproves entry into such Related Party Transaction, subject to certain limited exceptions. In determining whether to approve or disapprove entry into a Related Party Transaction, the Audit & Risk Committee takes into account, among other factors: (1) whether the Related Party Transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and (2) the extent of the Related Person’s interest in the transaction. Further, the related party transactions policy requires that all Related Party Transactions required to be disclosed in Kodiak’s SEC filings be so disclosed in accordance with applicable laws, rules and regulations.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth information with respect to the beneficial ownership of our common stock as of March 25, 2024, for each person or group known to us who beneficially owns more than 5% of our common stock, each of our directors, each of our Named Executive Officers, and all of directors and officers as a group.

Name of Beneficial Owner	Shares Owned Directly	Right to Acquire Stock (1)	Indirect Ownership (2)	Total Ownership	Percent of Class
5% Shareholders
Frontier TopCo Partnership, L.P. (3)	59,000,000	—	—	—	76.2%
Non-Employee Directors
Randall J. Hogan, III	3,000	9,375	—	12,375	*
Margaret (“Peggy”) C. Montana	7,000	9,375	—	16,375	*
Gretchen Holloway	—	9,375	—	9,375	*
Jon-Al Duplantier	1,000	9,375	—	10,375	*
Christopher ("Chris") Drumgoole	1,000	9,375	—	10,375	*
Terry B. Bonno	13,000	9,375	—	22,375	*
Alex Darden	—	—	—	—	*
Nirav Shah	—	—	—	—	*
Named Executive Officers
Mickey McKee	22,500	—	16,180	38,680	*
John Griggs	6,417	—	—	6,417	*
Chad Lenamon	3,733	—	1,200	4,933	*
All directors and executive officers as a group (13 persons)	62,100	56,250	17,380	135,730	*
*    Less than 1.0%
(1)Excludes shares of Kodiak Common Stock deliverable upon the vesting of restricted stock units that vest more than 60 days after March 25, 2024.
(2)Consists of shares of Kodiak Common Stock held, with respect to Mr. McKee, by StarMac Investments, Ltd. Mr. McKee is a manager of Starmac Management Co., LLC, the general partner of StarMac Investments, Ltd. Consists of shares of Kodiak Common Stock held, with respect to Mr. Lenamon, by immediate family members.
(3)Based on a Schedule 13G filed by Kodiak Holdings on February 12, 2024. Consists of shares of Kodiak Common Stock held directly by Kodiak Holdings. Frontier Topco GP, LLC is the general partner of Kodiak Holdings. EQT Infrastructure III SCSp (“EQT Infrastructure III”) owns 100% of the membership interests in Frontier GP. EQT Fund Management S.a` r.l. (“EFMS”) has exclusive responsibility for the management and control of the business and affairs of investment vehicles which constitute the majority of the total commitments to EQT Infrastructure III. As such, EFMS has the power to control Frontier GP’s voting and investment decisions and may be deemed to have beneficial ownership of the securities held by Kodiak Holdings. EFMS is overseen by a board that acts by majority approval. The individual members of such board are Joshua Stone, Peter Veldman and Sara Huda. The registered address of Kodiak Holdings and Frontier GP is 108 Lakeland Ave, Dover, Kent County, Delaware, 19901 USA. The registered address of EFMS is 51A, Boulevard Royal, L-2449 Luxembourg, Grand Duchy of Luxembourg, which is also the mailing address of each of Kodiak Holdings and Frontier GP. Kodiak Holdings has pledged the shares it owns as collateral under the Kodiak Holdings Term Loan and has granted the lenders thereunder certain consent rights over Kodiak Holdings’ exercise of its rights under the Kodiak Stockholders Agreement.

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
PROPOSAL 2 - Ratification of Appointment of Independent Registered Public Accounting Firm
BDO USA, P.C. (“BDO”) served as our independent registered public accounting firm in 2023. The Audit & Risk Committee has selected BDO as our independent registered public accounting firm for the fiscal year ending December 31, 2024.
The Board considers the selection of BDO to be in the best interests of the Company and its shareholders. Although shareholder approval is not required for the appointment of our independent registered public accounting firm, we are requesting such ratification because we believe it is a matter of good corporate practice. This proposal is considered a “routine” matter, and therefore, if a broker holds your shares and you do not provide voting instructions, your broker will have discretionary authority to vote your shares on this matter. Abstentions will count the same as votes against this proposal.
Representatives of BDO attended all regularly scheduled meetings of the Audit & Risk Committee meeting in 2023, and have unrestricted access to the Audit & Risk Committee to discuss audit findings and other financial matters. We expect that a representative of BDO will attend the Annual Meeting to answer appropriate questions and may also make a statement if they so desire.
Fees Paid to Independent Registered Public Accountants
The following table summarizes the fees billed to us for each of the last two fiscal years for professional services rendered on our behalf by BDO and its member firms and respective affiliates during calendar years 2022 and 2023.
For additional information concerning the Audit & Risk Committee and its activities with BDO, see “Audit Committee Report” contained in this Proxy Statement and “Audit & Risk Committee Policy for Pre-Approval of Independent Auditor Services” following this proposal description.

Fees Incurred for Audit and Other Services Provided by BDO USA, P.C.	2023	2022
Audit Fees (1)	$1,367,425	$1,456,317
Audit-Related Fees	—	$—
Tax Fees	—	$—
All Other Fees	—	$—
Total	$1,367,425	$1,456,317
(1)Audit fees in 2022 and 2023 include fees for our annual audit, quarterly review procedures, and other fees in connection with our IPO and other public filings.
Audit & Risk Committee Preapproval Policy
The Audit & Risk Committee has adopted policies and procedures relating to the approval of audit, audit-related, tax and all other services that are to be performed by our independent registered public accounting firm. This policy generally provides that we will not engage our independent registered public accounting firm to render audit services unless the service is specifically approved in advance by the Audit & Risk Committee.
The Audit & Risk Committee’s practice is to consider for approval, at its regularly scheduled meetings, all audit and non-audit services proposed to be provided by our independent registered public accounting firm. The independent auditor provides annually an engagement letter outlining the scope of services proposed to be performed during the fiscal year, including audit services and other permissible non-audit services (e.g. audit related services, tax services, and all other services). For other permissible services not included in the engagement letter, Kodiak management will submit a description of the proposed service, including a budget estimate, to the Audit & Risk Committee for pre-approval. All services performed by our independent registered public accounting firm in 2023 were pre-approved pursuant to the Pre-Approval Policy.

AUDIT COMMITTEE REPORT
The purpose of the Audit & Risk Committee is to assist the Board of Directors with oversight of: (i) the integrity of the Company’s financial statements, including the financial reporting process and adequacy of the Company’s systems of internal control over financial reporting, (ii) compliance with legal and regulatory requirements, (iii) the Company’s independent auditor’s qualifications and independence, (iv) the performance of the Company’s independent auditor and internal audit function, (v) the Company’s compliance with ethical standards adopted by the Company, and (vi) the principal risks associated with the Company’s business.
The Committee’s principal responsibility is one of oversight. Management of the Company is responsible for preparing the Company’s financial statements determining that they are complete, accurate, and in accordance with generally accepted accounting principles and establishing satisfactory disclosure controls and internal control over financial reporting. BDO USA, P.C. is responsible for auditing the Company’s financial statements and the effectiveness of the Company’s internal control over financial reporting. The Company’s internal and outside counsel are responsible for assuring compliance with laws and regulations and the Company’s corporate governance policies.
In fulfilling its oversight responsibilities, the Audit & Risk Committee reviewed and discussed with management and the independent auditors the audited consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2023, including a discussion of the quality, rather than just the acceptability, of the accounting principles, the reasonableness of significant judgments and the completeness and clarity of disclosures in the financial statements. The Audit Committee also discussed with the independent auditors such other matters as are required to be discussed under the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC.
In addition, the Audit Committee received written disclosures and the letter from the independent auditors required by the applicable requirements of the PCAOB regarding the independent auditors’ communications with the Audit & Risk Committee concerning independence. The Audit Committee discussed with the independent auditors their independence, including whether the provision of services during the fiscal year ended December 31, 2023 by the auditors that were unrelated to their audit of the consolidated financial statements referred to above and to their reviews of our interim consolidated financial statements during the fiscal year is compatible with maintaining their independence.
Additionally, the Audit & Risk Committee discussed with the independent auditors the overall scope and plan for their audit. The Audit & Risk Committee met with the independent auditors, with and without management present, to discuss the results of their audit, their observations on our internal controls and the overall quality of our financial reporting.
Based on the reviews and discussions referred to above, the Audit & Risk Committee recommended to the Board of Directors that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2023 for filing with the SEC.
The Audit & Risk Committee of the Board of Directors
Gretchen Holloway, Chairperson
Christopher ("Chris") Drumgoole
Margaret (“Peggy”) C. Montana

ADDITIONAL INFORMATION
Shareholder Proposals for the 2025 Annual Meeting
Shareholder Proposals under Rule 14a-8
Pursuant to the various rules promulgated by the SEC, shareholders interested in submitting a proposal to be considered for inclusion in our proxy materials and for presentation at our 2025 annual meeting may do so by following the procedures set forth in Rule 14a-8 under the Exchange Act of 1934, as amended (the “Exchange Act”). Rule 14a-8 shareholder proposals must be received by the Company’s Corporate Secretary at Kodiak Gas Services, Inc., c/o Corporate Secretary/Legal, 9950 Woodloch Forest Dr., Suite 1900, The Woodlands,TX 77380 no later than December 2, 2024.
Shareholder Proposals
Any shareholder of record of the Company who desires to submit a proposal of business (other than shareholder proposals in accordance with Rule 14a-8) for action at our 2025 annual meeting of shareholders must deliver timely notice thereof in proper written form to the Company’s Corporate Secretary at Kodiak Gas Services, Inc., c/o Corporate Secretary/Legal, 9950 Woodloch Forest Dr., Suite 1900, The Woodlands, TX 77380, and by electronic mail to kelly.battle@kodiakgas.com, Corporate Secretary, not earlier than close of business on December 2, 2024 and not later than close of business on December 31, 2024. Any such notice must also comply with the disclosure, procedural and other requirements as set forth in our Bylaws.
Shareholder Nominations for Director Candidates
Any shareholder of record of the Company who desires to nominate one or more director candidates at our 2025 annual meeting (other than shareholder proposals in accordance with Rule 14a-8) for action at our 2025 annual meeting must deliver timely notice thereof in proper written form to the Company’s Corporate Secretary at Kodiak Gas Services, Inc., c/o Corporate Secretary/Legal, 9950 Woodloch Forest Dr., Suite 1900, The Woodlands, TX 77380, and by electronic mail to kelly.battle@kodiakgas.com, Corporate Secretary not earlier than close of business on December 2, 2024 and not later than close of business on December 31, 2024. Any such notice must also comply with the disclosure, procedural and other requirements as set forth in the Bylaws.
In addition to satisfying the requirements under the Bylaws described in the immediately preceding paragraph, to comply with the universal proxy rules under the Exchange Act, any shareholder who intends to solicit proxies in support of director nominees other than the nominees of the Company’s board of directors must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act in accordance with the time period set forth immediately above for providing notice of shareholder nominations for director candidates.

FREQUENTLY ASKED QUESTIONS ABOUT
THE MEETING AND VOTING
When and where will the Annual Meeting be held?
We will hold our 2024 Annual Shareholders Meeting on May 1, 2024 via the internet at www.proxydocs.com/KGS, at 9:30 AM Central Daylight Time. Prior registration will be required to attend the Annual Meeting.
Who may vote?
You may, and we encourage you to, vote if you were a holder of record of Kodiak common stock as of the close of business on March 4, 2024, the record date for the Annual Meeting. Each share of common stock is entitled to one vote. As of the record date,there were 77,434,577 shares of Kodiak common stock outstanding and entitled to vote.
What am I voting on and how does the Board recommend that I vote?

Proposal No.	Description of Proposal	Page No. Where You Can Find More Information Regarding the Proposal	Board Recommendation
1	Election of three nominees identified in the accompanying proxy statement to serve as Class I directors until the 2027 annual meeting and until their successors are duly elected and qualified.	5	FOR each director nominee
2	Ratify the appointment of BDO USA, P.C. as Kodiak Gas Services, Inc.’s independent registered public accounting firm for fiscal year 2024.	22	FOR
In addition, shareholders will be asked to consider at the Annual Meeting such other business as may properly come before the meeting or any adjournment thereof. For any other matters that may be properly presented for consideration at the Annual Meeting, the persons named as proxies will have discretion to vote on those matters according to their best judgment to the same extent as the person delivering the proxy would be entitled to vote. As of the date of this Proxy Statement, we do not anticipate that any other matters will be properly presented for consideration at the Annual Meeting.
How do I cast my vote?
You may vote by any of the following methods:

The Internet
The website shown on the proxy card (www.proxypush.com/KGS). You will need the Control Number included on your proxy card. Online procedures are designed to ensure authenticity and correctness or your proxy vote instructions;

By Telephone If you received a proxy card by mail, by dialing (via touch-tone telephone) the toll-free phone number on your proxy card under “Vote by Phone” and following the instructions;

By Mail
If you received a paper copy of the proxy materials, complete, sign and date the proxy card and return the proxy card in the prepaid envelope. Your proxy card must be received by the Company before the voting polls close during the Annual Meeting; or

During the Meeting If you are a shareholder of record on the record date, you may vote in person, online during the Annual Meeting, or by proxy.

Can I change my vote?
Yes. You may change your vote or revoke your proxy before the voting polls are closed at the Annual Meeting by the following methods:
•voting again by telephone by dialing 1-866-709-2924 or the Internet at www.proxypush.com/KGS;
•sending us a signed and dated proxy card dated later than your last vote;
•notifying the Corporate Secretary of Kodiak in writing (in the case of a revocation); or
•voting at the virtual Annual Meeting via the internet at www.proxydocs.com/KGS.
How many votes must be present to hold the Annual Meeting?
A quorum of shareholders is necessary for a valid meeting. The presence in person or by proxy of the holders of a majority of the outstanding shares of our common stock will constitute a quorum for the Annual Meeting. Under our Bylaws and under Delaware law, abstentions and “broker non-votes” are counted as present in determining whether the quorum requirement is satisfied.
What is a broker non-vote?
A “broker non-vote” occurs when a broker holding shares for a beneficial owner does not vote on a particular proposal because the broker does not have discretionary voting power for that proposal and has not received instructions from the beneficial owner. Under the rules of the NYSE, brokers do not have discretionary authority to vote shares in connection with non-routine matters without instructions from the beneficial owner. Therefore, if you hold your shares in the name of a bank, broker or other holder of record, for your vote to be counted on any of the proposals other than Proposal 2 (ratification of independent registered public accounting firm), you will need to communicate your voting decisions to your bank, broker or other holder of record before the deadline provided by such bank, broker or other holder of record.
What vote is required to elect directors?
Pursuant to our Bylaws, all elections of directors are determined by a “plurality” of the votes cast, which means that the three nominees for director who receive the greatest number of votes cast at the Annual Meeting will be elected as directors. Cumulative voting is not permitted in the election of directors. You may vote “for” or “withhold” authority to vote for each of the nominees for the Board. Because the three nominees for director who receive the greatest number of votes cast at the Annual Meeting will be elected as directors, “withhold” votes and broker non-votes will not affect the outcome of the voting on director elections.
What vote is required to ratify the appointment of BDO as the Company’s independent registered public accounting firm for the fiscal year 2024?
Approval of the proposal to ratify the appointment of BDO as our independent registered public accounting firm for the fiscal year 2024 requires the affirmative vote of the holders of a majority of the voting power of the shares of common stock present in person or represented by proxy and entitled to vote on the subject matter. You may vote “for” or “against” this proposal or you may abstain from voting on this proposal. Abstentions will count the same as votes against this proposal. We believe this proposal is a “routine” matter, and as a result, we do not expect there to be any broker non-votes for this proposal.
Who pays for the proxy solicitation related to the Annual Meeting?
The solicitation is being made by the Company, and the Company will pay the cost of soliciting proxies. In addition to sending you these proxy materials or otherwise providing you access to these proxy materials, some of our officers, as well as management and non-management employees, may contact our shareholders by telephone, facsimile or in person. None of these officers or employees will receive additional compensation for any such solicitation. We will also request brokers and other fiduciaries to forward proxy soliciting materials to the beneficial owners of shares of our common stock that are held of record by such brokers and fiduciaries, and we will reimburse their reasonable out-of-pocket expenses.

How can I view the shareholder list?
The Company will make available, through electronic means, a list of shareholders of record as of the record date for inspection by shareholders for any purpose germane to the Annual Meeting during the ten days preceding the Annual Meeting. To access the electronic shareholder list during this time, please send your request, and proof of ownership, by email to ir@kodiakgas.com. The list of shareholders of record as of the record date will be made available for inspection by shareholders during the Annual Meeting through the virtual meeting website.
Householding; Availability of Annual Report on Form 10-K and Proxy Statement
We are providing our notice of the Annual Meeting, Proxy Statement and Annual Report on Form 10-K for the year ended December 31, 2023 (the “2023 Annual Report”) by first class mail. For those shareholders who request paper copies of the foregoing documents and share the same last name and address, they may receive one copy of the Annual Report and Proxy Statement, unless we receive contrary instructions from any shareholder at that address. This practice, known as “householding,” is designed to reduce the volume of duplicate information and reduce printing and postage costs. Each street name shareholder receiving this Proxy Statement by mail will continue to receive a separate voting instruction form. If you would like an additional copy of the 2023 Annual Report or this Proxy Statement, these documents are available in digital form for download or review by visiting our website at www.kodiakgas.com. Alternatively, we will promptly send a copy of these documents to you without charge upon request to our master tabulator Mediant Communications at the following email address: paper@investorelections.com or by calling 1-866-648-8133. If you would like to revoke your consent to householding and in the future receive your own set of proxy materials, or if your household is currently receiving multiple copies of the same items and you would like in the future to receive only a single copy at your address, please contact our transfer agent, Computershare, Shareholder Services Department by calling 1-800-736-3001.

KODIAK GAS SERVICES

P.O. BOX 8016, CARY, NC 27512-9903

Your vote matters!

Have your ballot ready and please use one of the methods below for **easy voting:**

Your control number

Have the 12 digit control number located in the box above available when you access the website and follow the instructions.

Scan QR for digital voting

Kodiak Gas Services, Inc.

Annual Meeting of Shareholders

For Shareholders of record as of March 4, 2024

Annual Meeting to be held live via the internet - please visit www.proxydocs.com/KGS for more details.

YOUR VOTE IS IMPORTANT!
PLEASE VOTE BY: 11:59 PM, Eastern Daylight Time, April 30, 2024.

Internet:
www.proxypush.com/KGS
- Cast your vote online
- **Have your Proxy Card ready**
- Follow the simple instructions to record your vote

Phone:
1-866-709-2924
- Use any touch-tone telephone
- **Have your Proxy Card ready**
- Follow the simple recorded instructions

Mail:
- Mark, sign and date your Proxy Card
- Fold and return your Proxy Card in the postage-paid envelope provided

Virtual:
You must register to attend the meeting online and/or participate at www.proxydocs.com/KGS

This proxy is being solicited on behalf of the Board of Directors

The undersigned hereby appoints Randall J. Hogan III, John Griggs, and Kelly M. Battle (the "Named Proxies"), and each or either of them, as the true and lawful attorneys of the undersigned, with full power of substitution and revocation, and authorizes them, and each of them, to vote all the shares of capital stock of Kodiak Gas Services, Inc. which the undersigned is entitled to vote at said meeting and any adjournment thereof upon the matters specified and upon such other matters as may be properly brought before the meeting or any adjournment thereof, conferring authority upon such true and lawful attorneys to vote in their discretion on such other matters as may properly come before the meeting and revoking any proxy heretofore given.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED IDENTICAL TO THE BOARD OF DIRECTORS RECOMMENDATION. This proxy, when properly executed, will be voted in the manner directed herein. In their discretion, the Named Proxies are authorized to vote upon such other matters that may properly come before the meeting or any adjournment or postponement thereof.

You are encouraged to specify your choice by marking the appropriate box (SEE REVERSE SIDE) but you need not mark any box if you wish to vote in accordance with the Board of Directors' recommendation. The Named Proxies cannot vote your shares unless you sign (on the reverse side) and return this card.

PLEASE BE SURE TO SIGN AND DATE THIS PROXY CARD AND MARK ON THE REVERSE SIDE

Copyright © 2024 BetaNXT, Inc. or its affiliates. All Rights Reserved

Kodiak Gas Services, Inc. Annual Meeting of Shareholders

Please make your marks like this: ☒

THE BOARD OF DIRECTORS RECOMMENDS A VOTE:

FOR ON PROPOSALS 1 AND 2

	PROPOSAL	YOUR VOTE			BOARD OF DIRECTORS RECOMMENDS
1.	Election of three nominees				
		FOR	WITHHOLD		
	1.01 Jon-Al Duplantier	☐	☐		FOR
	1.02 Gretchen Holloway	☐	☐		FOR
	1.03 Robert ("Mickey") McKee	☐	☐		FOR
		FOR	AGAINST	ABSTAIN	
2.	Ratify the appointment of BDO USA, P.C. as Kodiak Gas Services, Inc.'s independent registered public accounting firm for fiscal year 2024.	☐	☐	☐	FOR

You must register to attend the meeting online and/or participate at www.proxydocs.com/KGS

Authorized Signatures - Must be completed for your instructions to be executed.

Please sign exactly as your name(s) appears on your account. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy/Vote Form.

Signature (and Title if applicable) ____________ Date ____________

Signature (if held jointly) ____________ Date ____________